Exhibit 99.1

Solera National Bancorp, Inc. Postpones Annual Shareholders’ Meeting

LAKEWOOD, CO — June 17, 2011 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the holding company  for Solera National Bank today announced that its Annual Meeting of Shareholders held on Thursday, June 16, 2011 was adjourned due to a lack of quorum for the election of directors and ratification of the independent registered public accounting firm.  Accordingly, the meeting was postponed and rescheduled for June 30, 2011 at 10:00 a.m., MDT, at 5801 West Alameda Ave, Suite B, Lakewood, CO 80226.

“Although we were disappointed that there were insufficient shares to constitute a quorum to conduct our shareholders’ meeting, we look forward to reconvening on June 30th and electing our  board of directors and ratifying the public accounting firm,” said Doug Crichfield, President and Chief Executive Officer.  “We are committed to having the best board of directors possible and look forward to focusing on serving our customers, supporting our communities, and building shareholder value.

“We urge shareholders to return their proxy cards to us as soon as possible so that we may complete the business portion of the meeting,” added Crichfield.

Shareholders are requested to return their proxy card in the envelope provided with the previously delivered proxy materials, vote online at www.proxyvote.com or call 1-800-690-6903 to vote by telephone.  If you have any questions or need to request additional proxy materials, you may call Advantage Proxy between the hours of 9:00 a.m. and 9:00 p.m., EDT, Monday through Friday toll free at 1-877-870-8565.

Copies of the Company’s proxy materials are available on the Investor Relations page of the Company’s website at www.solerabank.com under “Shareholder Materials”.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding Company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.

For more information contact:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, Executive Vice President and Chief Financial Officer, 303-202-0933

319 S. Sheridan Blvd. Lakewood, CO 80226 Office: (303) 209-8600  Fax: (303) 202-0936  www.solerabank.com